Exhibit 99.1

TICC Increases Credit Facility to $100 Million

Greenwich, CT – 10/14/2005 – Technology Investment Capital Corp. (NASDAQ: TICC) announced today that it has increased its existing revolving credit facility ("Facility") from $35 million to $100 million. HVB Group ("Bayerische Hypo-Und Vereinsbank, A.G.") serves as agent and lender under the Facility, and Royal Bank of Canada ("RBC") has joined the Facility as a lender.

About Technology Investment Capital Corp.
We are a publicly-traded business development company principally engaged in providing capital to small to mid-size technology-related companies. While the structures of our financings vary, we look to invest primarily in the debt and equity of established technology-related businesses. Companies interested in learning more about financing opportunities should contact Barry Osherow at (203) 661-9572 or visit our website at www.ticc.com.

About HVB Group
HVB Group is the second largest commercial bank in Germany with approximately $600 billion in assets. The Financial Institutions Group, in conjunction with its strategic partners, provide balance sheet support and capital markets execution for specialty finance companies. Together, our one-stop approach offers clients flexible balance sheet funding, attractive asset-backed financing, efficient capital markets execution and tailored portfolio management. For more information concerning our products and services, please call Craig M. Pinsly at (212) 672-5841.

About Royal Bank of Canada
RBC Capital Markets is an international corporate and investment bank that is part of one of the world's largest providers of financial services, Royal Bank of Canada (RBC). Operating since 1869, RBC is a leading international bank with more than US$360 billion in assets. With nearly 3,600 professionals and support staff, RBC serves more than 12 million clients worldwide, delivering products and services through offices in North America, Europe, Asia and Australia.

Forward-Looking Statements
This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.